As filed with the Securities and Exchange Commission on June 28, 2004

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALIGN TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3267295
(State of Incorporation)	(I.R.S. Employer Identification No.)

881 Martin Avenue

Santa Clara, CA 95050

(Address of Principal Executive Offices)

Non-Plan Option Grants

(Full Titles of the Plans)

Eldon M. Bullington

Chief Financial Officer

Align Technology, Inc.

881 Martin Avenue

Santa Clara, CA 95050

(408) 470-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris Fennell, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300	Roger E. George General Counsel Align Technology, Inc. 881 Martin Avenue Santa Clara, CA 95050 (408) 470-1000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value
Non-Plan Option Grants (1)	1,500,000 shares (2)	$15.00(3)	$22,500,000(3)	$2,850.75

(1)	Represents common stock issuable upon exercise of non-plan options granted on January 24, 2001. As of the date hereof, none of the shares underlying such options have been exercised.

(2)	This registration statement shall also cover any additional shares of common stock which become issuable upon exercise of the non-plan options by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Align Technology common stock.

(3)	Estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended for the purpose of calculating the registration fee, based on the actual exercise price of the common stock issuable upon exercise of the non-plan options of $15.00 per share.

ALIGN TECHNOLOGY, INC.

REGISTRATION STATEMENT ON FORM S-8

Explanatory Note

In January 2001, immediately prior to the Registrant’s initial public offering, the Registrant granted options to purchase 1,000,000 of the Registrant’s Ordinary Shares to be issued to Zia Chishti, a consultant of the Registrant (and the Registrant’s Chief Executive Officer on the date of grant) and 500,000 of the Registrant’s Ordinary Shares to be issued to Kelsey Wirth a current director of the Registrant (and the Registrant’s President on the date of grant) (the “Executive Grants”). The Executive Grants were granted outside of the Registrant’s 1997 Equity Incentive Plan and prior to the establishment of the Registrant’s 2001 Stock Incentive Plan and were approved by the Registrant’s shareholders in January 2001. As of the date hereof, none of the shares underlying the Executive Grants have been exercised. This Registration Statement on Form S-8 is being filed for the purpose of registering the Executive Grants.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (filed with the Commission on March 9, 2004) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 6, 2004.

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on:

•	January 29, 2004 (Item 5 and Exhibit 99.1 only);

•	February 11, 2004 (Item 5 and Exhibit 99.1 only);

•	March 18, 2004;

•	April 22, 2004 (Item 5 and Exhibit 99.1 only);

•	May 17, 2004; and

•	June 7, 2004

in each case pursuant to Section 13 of the Exchange Act.

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (No. 000-32259) filed with the Commission on January 25, 2001, pursuant to Section 12(g) of the Exchange Act which describes the terms, rights and provisions application to the Registrant’s outstanding Common Stock, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

The Registrant’s Amended and Restated Certificate of Incorporation provides for the indemnification of the Registrant’s officers and directors to the fullest extent permitted under Delaware law.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant’s Amended and Restated Certificate of Incorporation, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

In addition, subject to the limits set forth in such policies, the directors and officers of the Registrant are insured under polices of insurance maintained by the Registrant against certain losses arising from any claims made against them by reason of being or having been such director or officer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained in signature page).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and it will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 25th day of June, 2004.

ALIGN TECHNOLOGY, INC.

By:	/s/ Eldon M. Bullington
Eldon M. Bullington
Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Eldon M. Bullington and Thomas M. Prescott as his or her attorney-in-fact, each with the power of substitution, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on this 25th day of June, 2004.

Signature	Title	Date

/s/ Thomas M. Prescott Thomas M. Prescott	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 25th, 2004

/s/ Eldon M. Bullington Eldon M. Bullington	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 25th, 2004

/s/ H. Kent Bowen H. Kent Bowen	Director	June 25th, 2004

/s/ David E. Collins David E. Collins	Director	June 25th, 2004

/s/ Brian Dovey Brian Dovey	Director	June 25th, 2004

/s/ Joseph Lacob Joseph Lacob	Director	June 25th, 2004

/s/ Greg J. Santora Greg J. Santora	Director	June 25th, 2004

/s/ Kelsey Wirth Kelsey Wirth	Director	June 25th, 2004

/s/ C. Raymond Larkin, Jr. C. Raymond Larkin Jr.	Director	June 25th, 2004

Warren S. Thaler	Director

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained in signature page).